Exhibit 99.1

MOTHERS WORK, INC.

CONTACT:	Edward M. Krell
Chief Operating Officer &
Chief Financial Officer
(215) 873-2220

For Immediate Release

MOTHERS WORK REPORTS

THIRD QUARTER FISCAL 2007 EARNINGS

Philadelphia, PA, July 24, 2007—Mothers Work, Inc. (Nasdaq: MWRK), the world’s leading maternity apparel retailer, today announced operating results for the third quarter of fiscal 2007 ended June 30, 2007.

Net income for the third quarter of fiscal 2007 was $1.0 million, or $0.17 per common share (diluted), compared to net income for the third quarter of fiscal 2006 of $8.8 million, or $1.54 per common share (diluted).  During April 2007, the Company redeemed the remaining $90 million principal amount of its outstanding 11¼% Senior Notes, which resulted in an after-tax charge of $0.73 per share in the third quarter of fiscal 2007.  Net income before the debt repurchase charge for the third quarter of fiscal 2007 was $5.5 million, or $0.90 per common share (diluted) compared to the net income for the third quarter of fiscal 2006 of $8.8 million, or $1.54 per common share (diluted), which did not include any debt repurchase charge.  The Company’s earnings per share before the debt repurchase charge for the third quarter were in line with the Company’s updated diluted earnings per share guidance, provided in its July 12, 2007 press release, of between $0.86 and $0.90 per share.

Net income for the first nine months of fiscal 2007 was $5.0 million, or $0.81 per common share (diluted), compared to net income for the first nine months of fiscal 2006 of $9.7 million, or $1.77 per common share (diluted).  Net income before debt repurchase charges for the first nine months of fiscal 2007 was $10.7 million, or $1.74 per common share (diluted), compared to the net income for the first nine months of fiscal 2006 of $9.7 million, or $1.77 per common share (diluted), which did not include any debt repurchase charges.  The debt repurchase charges for the first nine months of fiscal 2007 resulted from the Company’s redemption of $25 million of its Senior Notes in December, 2006 and the redemption of the remaining $90 million of its Senior Notes in April 2007.

As previously announced, on April 18, 2007 the Company completed the redemption of the remaining $90 million principal amount of its outstanding 11¼% Senior Notes through a new Term Loan financing, which the Company expects will result in a decrease in annualized pre-tax interest expense of approximately $3.6 million, and an annualized benefit to earnings per share of approximately $0.35 per share.  This decrease in annualized interest expense from the new Term Loan financing began to be recognized in the Company’s third quarter.  The redemption of the Senior Notes, which was at a price of 105.625% of principal amount, plus accrued interest, resulted in a “Loss on extinguishment of debt” of $7.3 million on a pre-tax basis, consisting of the $5.1 million cash redemption premium and $2.2 million of non-cash expense from the write-off of unamortized deferred financing costs and debt issuance costs.  This debt redemption charge, which was $0.73 per share on an after-tax basis, was recognized in the Company’s third quarter.

Net sales for the third quarter of fiscal 2007 decreased 6.5% to $153.2 million from $163.9 million in the same quarter of the preceding year.  The decrease in sales versus last year resulted primarily from a decrease in comparable store sales, partially offset by increased sales from the Company’s licensed relationship and marketing partnerships.  Comparable store sales decreased 8.2% during the third quarter of fiscal 2007 (based on 1,393 locations) versus a comparable store sales increase of 6.4% during the third quarter of fiscal 2006 (based on 1,472 locations).  For the quarter ended June 30, 2007, the Company opened five stores, including four multi-brand store openings, and closed 13 stores, with eight of the store closings related to multi-brand store openings.  As of the end of June 2007, the Company operates 787 stores, 812 leased department locations and 1,599 total retail locations, compared to 815 stores, 725 leased department locations and 1,540 total retail locations operated at the end of June 2006.  Adjusted EBITDA was $16.1 million for the third quarter of fiscal 2007, a 31.2% decrease from the $23.4 million of Adjusted EBITDA for the third quarter of fiscal 2006.  Adjusted EBITDA is defined in the financial tables at the end of this press release.

Net sales for the first nine months of fiscal 2007 decreased 3.1% to $445.6 million from $459.9 million for the same nine months of the preceding year.  The decrease in sales versus last year resulted primarily from a decrease in comparable store sales, partially offset by increased sales from the Company’s leased department and licensed relationships and marketing partnerships.  Comparable store sales decreased 4.1% during the first nine months of fiscal 2007 (based on 1,365 locations) versus a comparable store sales increase of 3.7% during the first nine months of fiscal 2006 (based on 959 locations).  During the nine months ended June 30, 2007, the Company opened 16 stores, including nine multi-brand stores, and closed

39 stores, with 19 of these store closings related to multi-brand store openings.  Adjusted EBITDA was $39.6 million for the first nine months of fiscal 2007, a 7.7% decrease from the $42.9 million of Adjusted EBITDA for the first nine months of fiscal 2006.

Rebecca Matthias, President and Chief Creative Officer of Mothers Work, noted, “Our sales for the third quarter were weaker than we had planned and we attribute this primarily to a continued difficult overall economic and retail environment, unseasonably cool weather early in the quarter, and, importantly,  a negative impact from the current popularity of certain styles in the non-maternity women’s apparel market, such as trapeze and baby-doll dresses and tops, which can more readily fit a pregnant woman early in her pregnancy than typical non-maternity fashions.  The weak sales trend we have seen in recent months has also resulted in us taking some increased markdowns to help manage our inventory level and to respond to a greater level of clearance markdowns by our maternity competition, who we believe have also experienced weaker than planned maternity sales and thus needed to take greater markdowns to manage their inventory levels.  This extra level of markdowns we took, although not at the extremely high level of fiscal 2004 and fiscal 2005, did result in somewhat lower than planned gross margins.  It is very important to note that with our aggressive actions to manage our inventory level, including increasing our markdown levels, our overall inventory level is less than 1% higher than last year, and we believe we can continue to manage our inventory levels without resorting to excessive markdown levels.

“Looking forward, we continue to focus on developing great maternity product under each of our brands and continuing our strategic transition, including continuing to expand our leased department and licensed relationships and marketing partnerships, and continuing to roll out our multi-brand stores.  We do not believe that the recent weakness in our sales performance is indicative of any impairment of our long-term prospects but rather, as previously noted, is indicative of the weak overall economic and retail environment and the more pregnancy-friendly fit of certain current non-maternity fashion trends.

“As of June 30, 2007, we have 40 two-brand Mimi combo stores, 3 triplex stores, and 14 Destination Maternity® Superstores.  We believe there is a significant opportunity to expand our multi-brand store concepts, which we believe will generate higher sales per store and improved store operating profit margins by reducing store expense percentages through the efficiency of operating one larger store rather than multiple smaller stores in a single market.  In addition, in certain cases, we believe our multi-brand store concepts will increase overall sales in the geographical markets they serve.  Opening these multi-

brand stores will typically involve closing two or more smaller stores and may frequently result in one-time store closing costs resulting primarily from early lease terminations.  We opened two Destination Maternity Superstores in fiscal 2007, and are targeting to open an additional 6 to 8 Superstores in fiscal 2008, including four locations already identified and negotiated.  We are the only national retailer that is solely focused on maternity, and we are further differentiating ourselves as the ultimate maternity destination with these large, well-assorted, “must visit” multi-brand store concepts.  Based on our internal research, we believe that over the next several years we have the potential to expand the Destination Maternity chain to 40 to 50 or more total Destination Maternity superstores in the United States and to expand the Mimi combo store chain to 70 to 80 or more total Mimi combo stores in the U.S.

“Over the past several years, we have increased the sales we generate from our leased department and licensed relationships.  Since the beginning of fiscal 2005, we have become the exclusive maternity apparel provider to Sears® and Kohl’s® and we believe that we have a significant opportunity to continue to increase the sales we generate from our leased department and licensed relationships.  We believe these growth opportunities include additional maternity apparel department locations with our current partners as well as developing relationships with new partners.  As part of working towards expanding our business with our existing leased partners, we have converted most of our Macy’s® leased department locations from Motherhood Maternity® branded departments to Mimi Maternity® branded departments carrying both Motherhood and Mimi product.  Our continued commitment to this strategy of growing the sales we generate from our leased department and licensed relationships is also demonstrated by our new leased department relationships in the past year with Boscov’s® and Gordmans®, two regional department store chains.

“We believe our customers, particularly first-time parents, are entering a new life stage that drives widespread changes in purchasing needs and behavior, thus making our maternity customer a highly-valued demographic for a range of consumer products and services companies.  We have been able to leverage the relationship we have with our customers to earn incremental revenues, and we expect to expand these revenues through a variety of marketing partnership programs utilizing our extensive opt-in customer database and various in-store marketing initiatives, which help introduce our customers to various baby and parent-related products and services offered by leading third-party consumer products and services companies.  Whereas our current revenues in this area have predominantly been derived from the pre-natal portion of our customer database, we have taken steps to update and manage our entire customer database so we can actively market our full opt-in customer database to a much broader range of consumer product and services companies that market to families with children.

“Also, we continue to expand futuretrust®, our MasterCard®-based college savings program that we market through our stores and our internet sites.  The futuretrust program enables members to help save for their child’s (or grandchild’s or any other relative’s or friend’s) college education when they link their futuretrust MasterCard to a tax-advantaged 529 College Savings account.   Members earn rebates on all purchases with their futuretrust MasterCard that are automatically contributed to their 529 College Savings account and can also earn additional college savings at merchants in the futuretrust Preferred Merchant Network.  We have entered into relationships with select providers of 529 savings programs, tax preparation services, home mortgages and real estate services for our futuretrust members and, in the future, we anticipate further developing our futuretrust program into a full service financial services and information resource for our members known as the Futuretrust Family Financial Center™.  We anticipate that additional potential services offered through the Futuretrust Family Financial Center may include online banking, life insurance and other financial services needed by families with children.  We plan to offer such services through relationships with high-quality third-party providers of these services.

“Our sales thus far in July have continued to be weak, but the trend has improved somewhat compared to June.  Our comparable store sales for June decreased 5.4% even with the favorable impact of approximately 2 to 3 percentage points due to having five Saturdays in June 2007 compared to four Saturdays in June 2006.  Thus, adjusting for this “days adjustment” impact, our comparable store sales for June would be down approximately 7.4% to 8.4%.  Based on our sales results thus far in July, we expect our comparable store sales for the full month of July to be in the range of down 8.0% to down 10.5%, which includes a projected unfavorable impact of 2 to 3 percentage points due to having only four Saturdays in July 2007 compared to five Saturdays in July 2006.  Thus, adjusting for this “days adjustment” impact, we project that our comparable store sales for July would be down approximately 5% to 8%.  Comparable store sales for July 2006 increased 3.9%, and this figure would have been between 1 and 2 percentage points higher if there had not been one less Friday and one more Monday in July 2006 compared to July 2005.  As in June, we are continuing to take more markdowns than planned in order to continue to manage our inventory levels, but we are accomplishing this without resorting to excessive markdown levels.

“For the fourth quarter of fiscal 2007, we are targeting net sales in the $138.5 million to $143.5 million range, based on an assumed comparable store sales decrease of between 2% and 6% for the quarter.  Based on this targeted sales, we are targeting earnings per common share (diluted) of between a loss of $(0.27) per share and $0.00 per share for the fourth quarter of fiscal 2007, as compared to last year’s fourth quarter diluted loss of $(0.01) per share, excluding the charge related to our redemption of $10 million of Senior Notes in the fourth quarter of fiscal 2006.

“We are targeting net sales for fiscal 2007 in the $584 million to $589 million range, representing a sales decrease of approximately 2% to 3% compared to fiscal 2006, based on an assumed comparable store sales decrease of between 3.5% and 4.5% for the full fiscal year, partially offset by expected increased sales contribution from our marketing partnerships and our leased department and licensed relationships.

“Our targeted sales for fiscal 2007 reflect our plan to open approximately 19 new stores during the year, including approximately 10 new multi-brand stores, and our plan to close approximately 46 stores, with approximately 21 of these planned store closings related to openings of new multi-brand stores, including our Destination Maternity Superstores.  We plan to open approximately 130 new leased department locations for fiscal 2007, primarily from our recent agreements for exclusive leased department relationships with Boscov’s and Gordmans.  In addition, we distribute our Oh Baby! by Motherhood™ collection through a licensed arrangement at Kohl’s stores throughout the United States and on Kohls.com.  Kohl’s currently operates 834 stores in 46 states, compared to 749 stores in 43 states a year ago.

“We project that our gross margin for fiscal 2007 will be approximately 52.1% of net sales, a slight decrease from our 52.2% gross margin in fiscal 2006, driven by the spreading of fixed product overhead costs over a smaller sales base, largely offset by higher pre-overhead merchandise gross margins and, to a lesser extent, increased marketing partnership revenues.  The projected increase in our pre-overhead merchandise gross margins for the year primarily reflects decreased markdown levels compared to last year for the first half of the fiscal year, and planned continued product cost reductions throughout the year.  We expect our operating expenses to increase slightly as a percentage of net sales for fiscal 2007 versus fiscal 2006, primarily as a result of negative expense leverage associated with the weaker comparable store sales, partially offset by reduced incentive compensation and stock compensation expense, reduced expenses for store closings, reduced impairment charges for write-downs of store fixed assets, expense leverage from our multi-brand stores, as well as a continued sharp focus on expense control.

“Based on these assumptions, we are targeting operating income for fiscal 2007 in the $24.8 million to $27.4 million range, representing a projected decrease of between approximately 10% and 18% from our fiscal 2006 operating income of $30.3 million, and we are targeting Adjusted EBITDA in the $43.9 million to $46.5 million range, representing a projected decrease of between approximately 10% and 15% from our fiscal 2006 Adjusted EBITDA of $51.7 million.  Also, based on these assumptions, we are targeting diluted earnings per common share of between $1.49 and $1.74 per share excluding the charges related to our $25 million debt repurchase in December 2006 and our $90 million debt repurchase in April 2007, representing a change of between a decrease of 13% and an increase of 1% over our $1.72 diluted earnings per share before debt repurchase charges for fiscal 2006.  This earnings guidance range is lower than our previous guidance range for fiscal 2007 diluted earnings per share of between $2.32 and $2.85 per share, excluding debt repurchase charges, provided in our April 24, 2007 press release, due to the reduction in our sales and gross margin projections for the year.  Including the first quarter fiscal 2007 debt repurchase charge of approximately $0.21 per share and the third quarter fiscal 2007 debt repurchase charge of approximately $0.73 per share, we are targeting reported diluted earnings per common share of between $0.56 and $0.81 per share for the full year fiscal 2007, compared to our $1.63 reported diluted earnings per share for fiscal 2006, which was adversely affected by a debt repurchase charge of $0.09 per share.  Of course, our ability to achieve our targeted results will depend, among other factors, on the overall retail, economic, political and competitive environment as well as the results from our new initiatives.

“We are planning our fiscal 2007 capital expenditures to be approximately $16 million, compared to $13.9 million for fiscal 2006, primarily for new store openings, expanding and relocating selected stores, store remodelings, and some continued investment in our management information systems and distribution center.  We expect our inventory at fiscal 2007 year end to increase somewhat from fiscal 2006 year end and to be somewhat higher than planned due to our lower planned sales, but we continue to tightly plan our inventory levels relative to sales and we believe we can manage our inventory levels without resorting to excessive markdown levels.  Based on these targets and plans, we expect to generate positive free cash flow before financing activities during fiscal 2007.  We are also very pleased with our strong financial liquidity and our progress in reducing our debt and our ongoing interest expense.  During the twelve-month period ended June 30, 2007, the Company reduced its debt balance by $35 million, while still carrying a balance of cash and cash equivalents of $7.4 million at June 30, 2007.  As of June 30, 2007, we had $90 million outstanding principal amount of our new lower-cost Term Loan, the proceeds of which we used in

April 2007 to redeem our remaining Senior Notes.  In addition, as part of the refinancing transaction, in March 2007 the Company amended its existing $60 million revolving credit facility in order to permit the new Term Loan financing.  This amendment of the credit facility also extended its maturity from October 15, 2009 to March 13, 2012, and modestly increased its size to $65 million.  As of June 30, 2007, we had no direct borrowings under our credit facility, and we had approximately $57 million of availability under our credit facility.  Although we had modest borrowings from our credit facility during portions of the second and third quarters of fiscal 2007, reflecting seasonal and other timing variations in cash flow and our use of cash to repurchase $35 million principal amount of Senior Notes from August 2006 through December 2006, we did not have any outstanding credit line borrowings at the end of either the second or third quarter of fiscal 2007 and expect to have no outstanding credit line borrowings at the end of fiscal 2007.   Our average level of borrowings under our credit facility was $0.7 million for the first nine months of fiscal 2007.

“Looking forward to fiscal 2008, we expect to see an improved sales trend and expect to generate significantly higher earnings in fiscal 2008 than in fiscal 2007, while generating strong free cash flow.  We are targeting net sales of approximately $595 to $611 million for fiscal 2008, based on assumed comparable store sales increase of between 1% and 4%.  Our targeted sales for fiscal 2008 reflect our plan to open approximately 25 to 30 new stores, including 10 to 15 new multi-brand stores, and close approximately 50 to 60 stores, with approximately 25 to 30 of these planned store closings related to openings of new multi-brand stores, including our Destination Maternity Superstores.  Based on our assumed comparable store sales projection range, we are targeting operating income for fiscal 2008 in the $26 to $33 million range, and Adjusted EBITDA (representing operating income before certain non-cash charges) in the $46 to $53 million range.  We are targeting diluted earnings per share for fiscal 2008 of between $1.89 and $2.56 per share, a significant improvement in earnings versus fiscal 2007.  Of course, our ability to achieve these targeted results will depend, among other factors, on the overall retail, economic, political and competitive environment as well as the results from our new initiatives.  We plan to provide more detailed guidance for fiscal 2008, including certain quarterly guidance, in November when we report fourth quarter earnings.

“We are planning our fiscal 2008 capital expenditures to be between $17 million and $19 million, primarily for new store openings, expanding and relocating selected stores, store remodelings, and continued investment in our management information systems and for continued distribution center automation.  With respect to inventory, we are planning on flat to slightly increased overall inventory levels from our projected inventory at the end of fiscal 2007.  Based on these targets and plans, we expect to generate strong free cash flow during fiscal 2008.”

As announced previously, the Company will hold a conference call today at 9:00 a.m. Eastern Time, regarding the Company’s third quarter fiscal 2007 earnings, future financial guidance, and certain business initiatives.  You can participate in this conference call by calling (210) 234-0026.  Please call ten minutes prior to 9:00 a.m. Eastern Time.  The passcode for the conference call is “Mothers Work.”  In the event that you are unable to participate in the call, a replay will be available through Wednesday, August 8, 2007 by calling (203) 369-0699.

Mothers Work is the world’s largest designer and retailer of maternity apparel, using its custom TrendTrack™ merchandise analysis and planning system as well as its quick response replenishment process to “give the customer what she wants, when she wants it.”  As of June 30, 2007, Mothers Work operates 1,599 maternity locations, including 787 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, Mimi Maternity®, and Destination Maternity®, and sells on the web through its DestinationMaternity.com and brand-specific websites.  In addition, Mothers Work distributes its Oh Baby! by Motherhood™ collection through a licensed arrangement at Kohl’s® stores throughout the United States and on Kohls.com.

***

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding expected results of operations, liquidity and financial condition and new business initiatives, involve risks and uncertainties, and are subject to change based on various important factors.  The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: our ability to successfully manage our new initiatives, future sales trends in our existing store base, weather, changes in consumer spending patterns, raw material price increases, consumer preferences and overall economic conditions, the impact of competition and pricing, availability of suitable store locations, continued availability of capital and financing, ability to hire and develop senior management and sales associates, ability to develop and source merchandise, ability to receive production from foreign sources on a timely basis, potential stock repurchases, potential debt prepayments, changes in market interest rates, war or acts of terrorism, and other factors set forth in the Company’s periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.

MOTHERS WORK, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Third Quarter Ended		Nine Months Ended
	6/30/07	6/30/06	6/30/07	6/30/06
Net sales	$153,227	$163,883	$445,568	$459,919
Cost of goods sold	72,105	74,023	211,336	217,853
Gross profit	81,122	89,860	234,232	242,066
Selling, general and administrative expenses	70,055	71,933	208,668	215,035
Operating income	11,067	17,927	25,564	27,031
Interest expense, net	2,043	3,541	7,965	11,120
Loss on extinguishment of debt	7,330	—	9,423	—
Income before income taxes	1,694	14,386	8,176	15,911
Income tax provision	661	5,612	3,189	6,207

Net income	$1,033	$8,774	$4,987	$9,704

Net income per share—basic	$0.18	$1.64	$0.86	$1.83
Average shares outstanding—basic	5,838	5,334	5,789	5,298

Net income per share—diluted	$0.17	$1.54	$0.81	$1.77
Average shares outstanding—diluted	6,140	5,684	6,168	5,496

Supplemental information:
Net income, as reported	$1,033	$8,774	$4,987	$9,704
Add: loss on extinguishment of debt, net of tax	4,471	—	5,748	—
Adjusted net income, before loss on extinguishment of debt	5,504	8,774	10,735	9,704
Add: stock compensation expense, net of tax	333	546	936	1,041
Adjusted net income, before loss on extinguishment of debt and stock compensation expense	$5,837	$9,320	$11,671	$10,745

Adjusted net income per share—diluted, before loss on extinguishment of debt	$0.90	$1.54	$1.74	$1.77
Adjusted net income per share—diluted, before loss on extinguishment of debt and stock compensation expense	$0.95	$1.64	$1.89	$1.96

MOTHERS WORK, INC. AND SUBSIDIARIES

Selected Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	June 30,	September 30,	June 30,
	2007	2006	2006

Cash and cash equivalents	$7,393	$18,904	$15,641
Short-term investments	—	9,425	25,650
Inventories	97,998	94,259	97,076
Property, plant and equipment, net	71,237	71,430	72,673
Line of credit borrowings	—	—	—
Long-term debt	92,064	117,535	127,729
Stockholders’ equity	94,097	80,700	76,155

Supplemental Financial Information

Reconciliation of Operating Income to Adjusted EBITDA(1)

and Operating Income Margin to Adjusted EBITDA Margin

(in thousands, except percentages)

(unaudited)

	Third Quarter Ended		Nine Months Ended
	6/30/07	6/30/06	6/30/07	6/30/06

Operating income	$11,067	$17,927	$25,564	$27,031
Add: depreciation & amortization expense	4,056	3,942	11,868	11,879
Add: loss on impairment of long-lived assets	559	494	949	2,345
Add: (gain) loss on disposal of assets	(129)	152	(292)	(45)
Add: stock compensation expense	544	895	1,534	1,706
Adjusted EBITDA(1)	$16,097	$23,410	$39,623	$42,916

Net sales	$153,227	$163,883	$445,568	$459,919

Operating income margin (operating income as a percentage of net sales)	7.2%	10.9%	5.7%	5.9%
Adjusted EBITDA margin (Adjusted EBITDA as a percentage of net sales)	10.5%	14.3%	8.9%	9.3%

(1)             Adjusted EBITDA represents operating income before deduction for the following non-cash charges: (i) depreciation and amortization expense; (ii) loss on impairment of long-lived assets; (iii) (gain) loss on disposal of assets; and (iv) stock compensation expense.

MOTHERS WORK, INC. AND SUBSIDIARIES

Supplemental Financial Information (Continued)

Reconciliation of Net Income (Loss) Per Share—Diluted

to Adjusted Net Income (Loss) Per Share—Diluted,

Before Loss on Extinguishment of Debt and Stock Compensation Expense

(unaudited)

	Projected for the	Actual for the
	Fourth Quarter Ending	Fourth Quarter Ended
	9/30/07	9/30/06

Net loss per share—diluted	$(0.27) to (0.00)	$(0.11)
Add: per share effect of loss on extinguishment of debt	—	0.10
Adjusted net loss per share—diluted, before loss on extinguishment of debt	(0.27) to (0.00)	(0.01)
Add: per share effect of stock compensation expense	0.06	0.11
Adjusted net income (loss) per share—diluted, before loss on extinguishment of debt and stock compensation expense	$(0.21) to 0.06	$0.10

	Projected for the	Actual for the
	Year Ending	Year Ended
	9/30/07	9/30/06(1)

Net income per share—diluted	$0.56 to 0.81	$1.63
Add: per share effect of loss on extinguishment of debt	0.93	0.10
Adjusted net income per share—diluted, before loss on extinguishment of debt	1.49 to 1.74	1.72
Add: per share effect of stock compensation expense	0.21	0.31
Adjusted net income per share—diluted, before loss on extinguishment of debt and stock compensation expense	$1.70 to 1.95	$2.03

(1)             Components do not add to total due to rounding.

Projected for the
Year Ending
9/30/08

Net income per share—diluted	$1.89 to 2.56
Add: per share effect of stock compensation expense	0.27
Adjusted net income per share—diluted, before loss on extinguishment of debt and stock compensation expense	$2.16 to 2.83

MOTHERS WORK, INC. AND SUBSIDIARIES

Supplemental Financial Information (Continued)

Reconciliation of Operating Income to Adjusted EBITDA

(in millions, unaudited)

	Projected for the	Actual for the
	Year Ending	Year Ended
	9/30/07	9/30/06

Operating income	$24.8 to 27.4	$30.3
Add: depreciation & amortization expense	16.2	16.1
Add: loss on impairment of long-lived assets and (gain) loss on disposal of assets	0.8	2.5
Add: stock compensation expense	2.1	2.8
Adjusted EBITDA	$43.9 to 46.5	$51.7

Projected for the
Year Ending
9/30/08

Operating income	$26.0 to 33.0
Add: depreciation & amortization expense	16.4
Add: loss on impairment of long-lived assets and (gain) loss on disposal of assets	0.8
Add: stock compensation expense	2.8
Adjusted EBITDA	$46.0 to 53.0

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